UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2005

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware	000-50879	94-3391368
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1355 Sansome Street, San Francisco CA	94111
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (415) 834-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 8, 2005, PlanetOut Inc. (“PlanetOut”) and its two newly created wholly owned subsidiaries, Vulcan Acquisition Corp. (“VAC”) and SpecPub Acquisition Corp. (“SPAC”) (collectively with PlanetOut, the “Buyer Group”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with LPI Media Inc. (“LPI”), a Delaware corporation, Triangle Marketing Services, Inc. (“TMS”), a Delaware corporation and wholly owned subsidiary of LPI, and SpecPub, Inc. (“SpecPub”), a Delaware corporation under common control with LPI (collectively, the “Seller Group”). Under the terms of the Purchase Agreement, VAC acquired substantially all of the assets of both LPI and TMS, and SPAC acquired substantially all of the assets of SpecPub. The closing of the transactions contemplated under the Purchase Agreement (the “Closing”) occurred on November 8, 2005, immediately following execution of the Purchase Agreement.
     The total consideration paid by PlanetOut under the Purchase Agreement was approximately $31.1 million, consisting of: (i) $24.0 million in cash; and (ii) secured promissory notes (the “Secured Notes”) of the Buyer Group having an aggregate principal amount of approximately $7.1 million (the “Note Consideration”). In addition, at the Closing PlanetOut reimbursed the Seller Group for certain pre-paid deposits and other expenses totaling approximately $1.0 million. Of the $7.1 million in total Note Consideration, Secured Notes having an aggregate principal amount of $4.65 million have been deposited into an 18-month escrow to partially secure the indemnification obligations of the Seller Group under the Purchase Agreement.
     The Secured Notes bear interest at a rate of 10% per year, payable quarterly and in arrears, and the outstanding principal on the Secured Notes will become due in three equal installments commencing on the 18-, 21- and 24-month anniversaries of the Closing. PlanetOut may prepay the Secured Notes at any time without penalty.
     The Secured Notes are secured by the assets of SPAC, including all of the assets of SpecPub acquired by SPAC under the Purchase Agreement (the “SPAC Security Interest”), and all of the outstanding capital stock of SPAC (the “PlanetOut Stock Pledge”). In connection with the grant of the SPAC Security Interest and the PlanetOut Stock Pledge, SPAC entered into a Security Agreement and Accommodation Security Agreement, a Trademark Security Agreement, an Accommodation Trademark Security Agreement, a Mortgage of Copyright and Security Agreement and an Accommodation Mortgage of Copyright and Security Agreement, and PlanetOut entered into a Pledge Agreement, in favor of LPI and SpecPub (collectively, the “Security Documents”).
     The foregoing description of the Purchase Agreement, the Secured Notes and the Security Documents (collectively, the “Transaction Agreements”) does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and the forms of the other Transaction Agreements, which are filed as Exhibits hereto and are incorporated by reference herein.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     As described in Item 1.01 of this Form 8-K, on November 8, 2005, PlanetOut acquired substantially all of the assets of LPI, TMS, and SpecPub through its wholly owned subsidiaries VAC and SPAC. The description of the acquisition and the Purchase Agreement set forth in Item 1.01 above is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     As described in Item 1.01 of this Form 8-K, on November 8, 2005, in connection with the purchase of substantially all of the assets of LPI, TMS and SpecPub, PlanetOut and its wholly owned subsidiaries VAC and SPAC issued Secured Notes to LPI and SpecPub having an aggregate principal amount of approximately $7.1 million. The description of the Secured Notes and the Security Documents entered into in connection therewith in Item 1.01 of this Form 8-K is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.
     It is impracticable to file the required financial statements in this Form 8-K. The required financial statements will be filed by amendment as soon as practicable, but not later than 71 days after the date this Form 8-K is required to be filed.
(b)	Pro Forma Financial Information.
     It is impracticable to file the required pro forma financial statements in this Form 8-K. The required pro forma financial statements will be filed by amendment as soon as practicable, but not later than 71 days after the date this Form 8-K is required to be filed.
(d)	Exhibits.
2.1	Asset Purchase Agreement dated November 8, 2005, by and among: LPI Media Inc. (“LPI”) and SpecPub, Inc., each a Delaware corporation; Triangle Marketing Services, Inc., a Delaware corporation and a wholly owned subsidiary of LPI; PlanetOut Inc. (“PlanetOut”), a Delaware corporation; and Vulcan Acquisition Corp. and SpecPub Acquisition Corp., each a Delaware corporation and a wholly owned subsidiary of PlanetOut. Certain exhibits and schedules to Exhibit 2.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K. PlanetOut will furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: November 14, 2005	By:	/s/ Jeffrey T. Soukup
Jeffrey T. Soukup
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits.
2.1	Asset Purchase Agreement dated November 8, 2005, by and among: LPI Media Inc. (“LPI”) and SpecPub, Inc., each a Delaware corporation; Triangle Marketing Services, Inc., a Delaware corporation and a wholly owned subsidiary of LPI; PlanetOut Inc. (“PlanetOut”), a Delaware corporation; and Vulcan Acquisition Corp. and SpecPub Acquisition Corp., each a Delaware corporation and a wholly owned subsidiary of PlanetOut. Certain exhibits and schedules to Exhibit 2.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K. PlanetOut will furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.